AMENDMENT TO THE ADMINISTRATION AGREEMENT

THIS AMENDMENT, dated as of July 2, 2004, between BROWN BROTHERS HARRIMAN & CO., a limited partnership organized under the laws of the State of New York (“BBH&Co.” or the “Administrator”) and BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC., a Maryland corporation (the “Company”), amends the Administration Agreement dated June 1, 2002 (the “Administration Agreement”) currently in full force and effect between the parties.

WITNESSETH:
WHEREAS, the Company has employed BBH&Co. to act as Administrator for the Company and each fund listed on Appendix A to the Administration Agreement (each a “Fund and collectively, the “Funds”) and BBH&Co. continues to render such services; and

WHEREAS, the parties have entered into a separate Compliance Administration Agreement dated as of the date hereof, expanding the services set forth in Section III of Appendix B of the Administration Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Company on behalf of each Fund and the Administrator hereby agree, as follows:
1.    That Section III of Appendix B of the Administration Agreement is hereby deleted.
Except as specifically amended hereby, the Administration Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed as of the date first written above.

BAILARD, BIEHL & KAISER OPPORTUNITY FUND GROUP, INC., for itself and on behalf of each of the Funds listed on Appendix A to the Administration Agreement,

/s/ Barbara V. Bailey
Name: Barbara V. Bailey
Title: Treasurer
Date:     1/27/2005

BROWN BROTHERS HARRIMAN & CO.

/s/ Timothy J. Connelly
Name: Timothy J. Connelly
Title: Partner
Date:    1/28/2005